UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2014

GENTEX CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	0-10235	38-2030505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 North Centennial Street Zeeland, Michigan		49464
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (616) 772-1800
_____________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

The information in this Report set forth under Item 2.03 regarding the entry into an interest rate swap transaction by Gentex Corporation (the "Company") is hereby is incorporated herein by reference.

Item 2.03 -	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company entered into an interest rate swap transaction on October 1, 2014 with Wells Fargo Bank, N.A. (the “Counterparty”). The Counterparty is among the syndicate of lenders under the Company’s existing credit facility entered into on September 27, 2013. The Company entered into the interest rate swap transaction to mitigate the Company’s floating rate interest risk on an aggregate of $150,000,000 of the Company’s debt that is currently outstanding under its existing credit facility. The interest rate swap has an effective date of July 31, 2015 and a termination date of September 27, 2018 (which is the expiration date of the Company's existing credit facility). The Company is required to make certain monthly fixed rate payments to the Counterparty calculated on a notional amount of $150,000,000 for the rate swap, while the Counterparty is obligated to make monthly floating rate payments to the Company referencing the same notional amount. The interest rate swap transaction has the effect of fixing the annual interest rate payable on $150,000,000 of the Company’s outstanding debt under it's existing credit facility to 1.89%, as of the effective date. Notwithstanding the terms of the interest rate swap transaction, the Company is ultimately obligated for all amounts due and payable under its existing credit facility. The Company may enter into additional swap transactions in the future from time to time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 6, 2014

GENTEX CORPORATION
(Registrant)

By    /s/ Fred Bauer
Fred Bauer
Its Chairman of the Board and
Chief Executive Officer